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                                           FILING PURSUANT TO RULE 424(b)(2)
                                        REGISTRATION STATEMENT NO. 333-70505


                       PROSPECTUS SUPPLEMENT
                 (TO PROSPECTUS DATED MAY 26, 1999)

                          463,600 SHARES

                          SUPERGEN, INC.

                           COMMON STOCK

                  ---------------------------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

     We are offering an aggregate of 463,600 shares of our common stock to the SMALLCAP World Fund, Inc., an institutional investor, pursuant to this prospectus supplement. The institutional investor will purchase 463,600 shares of the common stock at a negotiated purchase price of $16.22 per share. We will also issue to the institutuional investor three-year warrants for the purchase of up to 231,800 shares of common stock at a price of $18.00 per share. In connection with the sale we will pay Americal Securities, Inc., a placement agent, a commission consisting of $413,577 cash, plus five-year warrants for the purchase of up to 25,498 shares of common stock at $18.00 per share. We will also reimburse the placement agent up to $50,000 for certain legal fees and expenses incurred by the placement agent in connection with the issuance.

USE OF PROCEEDS

     The net proceeds to us from this offering will be $7,106,015. We plan to use the net proceeds for general corporate purposes, including:

     -   repaying our obligations as they become due;
     -   financing capital expenditures; and
     -   working capital

     Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit,


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money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

     On August 5, 1999, the last reported sales price of our common shares on the Nasdaq National Market System was $18.25 per share. Our common stock is listed on the Nasdaq National Market under the symbol "SUPG." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify Nasdaq that the shares have been issued.

     As of August 5, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 22,514,097 shares of common stock outstanding.

GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                         -----------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

               The date of this prospectus supplement is August 9, 1999.


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                             TABLE OF CONTENTS

                                                                PAGE

PROSPECTUS SUPPLEMENT

Plan of Distribution............................................S-1
Use of Proceeds.................................................S-1
Market for Our Common Stock.....................................S-2
General.........................................................S-2

PROSPECTUS

Summary.........................................................2
Risk Factors....................................................2
Recent Developments.............................................10
Where You Can Find More Information.............................10
Note Regarding Forward-Looking Statements.......................11
Use of Proceeds.................................................11
Dividend Policy.................................................12
Plan of Distribution............................................12
Legal Matters...................................................12
Experts.........................................................12


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